CONTACT:
Roni Imbeaux
Vice President, Finance and Investor Relations
404-407-1104
rimbeaux@cousins.com

COUSINS PROPERTIES ANNOUNCES AGREEMENT TO SELL
CHARLOTTE OFFICE TOWER TO TRUIST FINANCIAL

Transaction Expected to Close March 2020

ATLANTA (December 11, 2019) - Cousins Properties (NYSE: CUZ) announced today that Truist Financial Corporation (NYSE: TFC), a merger between BB&T and SunTrust, has exercised its option to purchase Hearst Tower in Uptown Charlotte from Cousins for $455.5 million. The building will serve as Truist’s headquarters. The transaction is expected to close in March 2020.

“Truist’s decision to consolidate its operations in Charlotte and to acquire this signature office tower is the latest in a long list of major corporate relocations to Cousins’ Sun Belt markets and highlights the quality of our portfolio,” said Colin Connolly, President and Chief Executive Officer of Cousins Properties. “We are excited about recent momentum and look forward to future growth opportunities in Charlotte.”

About Cousins Properties
Cousins Properties is a fully integrated, self-administered and self-managed real estate investment trust (REIT). The Company, based in Atlanta, GA and acting through its operating partnership, Cousins Properties LP, primarily invests in Class A office towers located in high-growth Sun Belt markets. Founded in 1958, Cousins creates shareholder value through its extensive expertise in the development, acquisition, leasing and management of high-quality real estate assets. The Company has a comprehensive strategy in place based on a simple platform, trophy assets and opportunistic investments. For more information, please visit www.cousins.com.